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                                                                   EXHIBIT 99(b)
NEWS RELEASE

CONTACT:  ANNE DAVENPORT, HBO & COMPANY           301 PERIMETER CENTER NORTH
          INVESTOR RELATIONS                      ATLANTA, GA  30346
          (770) 668-5968
CONTACT:  MARK SCHONAU, CYCARE SYSTEMS, INC.      7001 NORTH SCOTTSDALE ROAD
          CFO                                     SUITE 100
          (602) 596-4374                          SCOTTSDALE, AZ 85253

       HBOC SIGNS DEFINITIVE AGREEMENT TO ACQUIRE CYCARE SYSTEMS, INC.
     ATLANTA, May 20, 1996 -- HBO & Company (Nasdaq:HBOC) and CyCare Systems, Inc. (NYSE:CYS) today announced that they have signed a definitive agreement for HBOC to acquire CyCare, a leading provider of management information systems and electronic data interchange (EDI) services for medical group practices, faculty practice plans and medical enterprises.
           The acquisition, which is subject to certain conditions, including regulatory and CyCare shareholder approval, will be accounted for as a pooling of interests and is expected to close during the third quarter of 1996. Terms of the agreement call for CyCare's shareholders to receive 0.43 of a share of HBOC common stock for each share of CyCare common stock if the average HBOC share price remains between $104.50 and $130.00 during the 20 trading days shortly before the date of the special meeting of CyCare shareholders (all amounts are before adjustment for HBOC's two-for-one split in the form of a stock dividend payable June 10,1996) . Should the average HBOC share price during that pricing period be above $130.00 or below $104.50, CyCare shareholders will receive a fraction of a share of HBOC common stock with a value of $55.90 or $44.935, respectively, per CyCare share.
            "The addition of CyCare's client/server-based physician practice management applications and EDI services to HBOC's current product portfolio is an important step toward our goal of meeting the information needs of the entire health enterprise," stated Charles W. McCall, HBOC president and chief executive officer. "CyCare's customer base of 20,000 physicians provides HBOC with a substantial presence in a $1.5 billion segment of the healthcare market that is expected to increase its spending on information systems by more than 20% a year."
     "We are very pleased with the decision to merge with HBOC," noted Jim Houtz, CyCare chairman and chief executive officer. "The growth opportunities resulting from the combination of the two companies will be of great benefit to CyCare's employees, shareholders and customers."
     CyCare Systems, Inc. is one of the nation's leading providers of information systems, related support services and electronic data interchange
(EDI) services to the healthcare industry including medical group practices, faculty practice plans and integrated healthcare networks.
            HBO & Company delivers enterprisewide patient care, clinical, financial and strategic management software solutions, as well as networking technologies, outsourcing and other services to healthcare organizations in the United States, United Kingdom, Canada, Australia and New Zealand.
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